Exhibit 10.10
P.O. BOX 91129 • CLEVELAND, OHIO 44101 • (440) 461-5200
December 19, 2005
Mr. Robert Hazenfield
2900 Huntington Way
Aurora, OH 44202
     Re: Retirement Agreement
Dear Bob:
     This will confirm the agreement and arrangements relative to your retirement from Preformed Line Products Company (“Company”), which is effective January 1, 2006 (“Retirement Date”) in accordance with your request.
1.	Term — The term of this agreement commences on the Retirement Date, and continues for five years or until your death, whichever is earlier (“Term”).

2.	Compensation — You are entitled to a supplement retirement of $35,000 per year, which the Company will make via monthly payments by direct deposit to the bank account you designate. The payments will be treated as ordinary income with applicable payroll taxes, withholdings and deductions consistent with the Company’s regular payroll practices.

3.	Insurance — Medical and dental insurance, if continued by the Company, will be available to you should you elect our coverage during the Term. You will be responsible for the normal employee contribution, as it may change from time to time. Such election must be made by December 31, 2005. Life insurance in the amount of $10,000 will also be provided to you, without charge, for the Term.

4.	Laptop/Cell Phone — You shall be entitled to take the laptop computer supplied by the Company, with you. Also, the Company will pay for your cell phone for 90 days after the Retirement Date.

5.	Noncompetition/Confidential — You shall continue to hold in a fiduciary capacity for the benefit of the Company, and as such, all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses (including all information, knowledge or data relating to developments, inventions, know-how, customers or clients or potential customers or clients of the Company or any of its affiliated companies), which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by your acts in violation of this Agreement) (collectively, “Confidential Information”), must be kept in strict confidence. You shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it or to an attorney retained by you. You shall also not use any Confidential Information absent the Company’s prior written approval.

6.	Approval — This agreement and your retirement, effective January 1, 2006, were approved by the Board of Directors at its meeting on November 2, 2005.
     If the foregoing is in accordance with your understanding, please so indicate by signing and returning the attached copy of this letter.

Sincerely yours,

Robert G. Ruhlman
President and CEO

/s/ Robert C. Hazenfield
Robert C. Hazenfield

Dec. 21, 2005
Date